Exhibit 21.1

List of Subsidiaries of Registrant

Name	Jurisdiction of Incorporation or Organization
Glucose Biosensor Systems (Greater China), Inc.	Delaware
Glucose Biosensor Systems (Greater China) Pty Ltd	New South Wales, Australia